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                                                                  EXHIBIT 10.48

                                LETTER AGREEMENT

To:               Daimler-Benz Aerospace

Address:          P.O. Box 286156
                  D-28361 Bremen
                  Germany

Attn:             Josef Kind
                  President, Space Infrastructure Division


Dear Mr. Kind:

1. Pursuant to this letter agreement ("Letter Agreement") SPACEHAB, Inc. ("SPACEHAB"), agrees to contract with Daimler-Benz Aerospace (hereinafter referred to as "DASA" or "Seller"), to refine the SPACEHAB conceptual design for a flight qualified Initial Integrated Cargo Carrier ("IICC") and associated test and support equipment in accordance with the Statement of Work ("SOW") attached hereto as Exhibit A and incorporated herein by this reference.

2. This Letter Agreement is for all activities required to complete a Preliminary Design Review ("PDR") for the IICC, as well as for long lead material orders or schedule protection activities that must be accomplished prior to PDR in order to complete the full IICC program on a schedule to support delivery of the IICC flight hardware to SPACEHAB in June of 1999. Any material procurements and efforts for schedule protection activities for the aforementioned long lead items shall be funded as a change to this Letter Agreement. The parties expect that a successor contract for the delivery of flight qualified IICC hardware, incorporating and superseding this Letter Agreement, will be negotiated and executed between the parties no later than 31 December 1997 ("Production Contract"). The parties agree to promptly begin good faith negotiation of the terms of the Production Contract. If the parties are unable to agree on terms for a production contract, and SPACEHAB contracts with a third party for production, then SPACEHAB agrees to reimburse DASA $120,000 (One Hundred Twenty Thousand U.S. Dollars) over and above the payments as per Section 4 below, for DASA's in-kind contribution to the PDR.

3. The IICC hardware includes one major element, the Unpressurized Cargo Pallet ("UCP"), which will be integrated into the IICC under the Production Contract. SPACEHAB has separately contracted with RSC-Energia to perform preliminary design of the UCP and associated test and support equipment through completion of a PDR for the UCP. DASA is expected to work directly and informally with SPACEHAB and Energia engineers as
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         required for integration of the UCP PDR into the IICC system PDR.
         SPACEHAB shall control and be responsible for all Interface Control Documents between DASA and Energia. Deliverables under this Letter Agreement shall be made to SPACEHAB.


4. The fixed price to be paid to DASA for the products and services under this Letter Agreement is $150,000 (One Hundred Fifty Thousand U.S. Dollars). This amount is to be paid in three payments. First payment (30% of fixed price) to be paid upon execution of this Letter Agreement. Second payment (40% of fixed price) to be paid upon acceptance by SPACEHAB of the design trade study (deliverable item # 4 of Section 4.1 of Exhibit A) due (60) sixty days after execution of this Letter Agreement. The final 30% payment shall be made at successful completion of the PDR (defined as closing out of all PDR review items and actions) fifteen (15) days after the PDR milestone. All payments shall be made by wire transfer to the account set forth in Exhibit B attached hereto and shall be completed within 30 days of written ratification of completion of the associated payment milestone by the SPACEHAB ICC Program Manager.

5. Reimbursement for Travel Expenses: The fixed price in section 4 above is for provision of the products and services associated with the attached SOW, with the sole exception of travel costs in support of program reviews, technical interchange meetings and other travel activities approved in advance by SPACEHAB. SPACEHAB shall reimburse DASA for actual pre-approved airline expenses, and on a per diem basis for hotel, meals, and other expenses. The per diem allowance shall be at the rate of $180 per day in Houston and Florida, and $430 per day in the Moscow area. Expenses for travel to any other locations shall require the approval of SPACEHAB and will be reimbursed on an actual cost basis.

6. Period of performance: From date of execution of this Letter Agreement through 31 December 1997.

7. Technical Direction: Seller shall accept technical direction from one of the following SPACEHAB individuals only:

               Prime Contact - Pete Gadsby, ICC Program Manager
               Alternate Contact - Clark Thompson, Director, Product Development

8. Provisions for Execution: Seller and SPACEHAB shall execute two (2) copies of this Letter Agreement in English (one original for each party).

9. Intellectual Property Rights: All Intellectual Property utilized in the performance of this Letter Agreement shall remain the exclusive property of the party(s) who developed, or had the rights in, the IP prior to this Letter Agreement. Rights to intellectual property jointly developed under the terms of this Letter Agreement will be negotiated between SPACEHAB and DASA as the situation arises.


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10.      Confidentiality: Per the Nondisclosure Agreement between the parties dated September 9, 1996.

11. All provisions herein and performance hereunder shall be governed by the laws of the Commonwealth of Virginia.

12. Any and all disputes hereunder shall be resolved by arbitration in the Washington, D.C. metropolitan area pursuant to the arbitration rules of the International Chamber of Commerce.


SPACEHAB, INC.                                DASA

By:  /s/  Nelda Wilbanks                      By:
    -------------------------------------          -----------------------------

Typed Name:  Nelda Wilbanks                   Typed Name:
             ----------------------------                  ---------------------

Title:  Contracts Administrator               Title:
        ----------------------------------            --------------------------

Date:                                         Date:
       -----------------------------------          ----------------------------


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EXHIBIT B - WIRE TRANSFER INSTRUCTIONS


Account of Daimler-Benz Aerospace - RI
Account No. 1435264741
At Bremer Laudesbank
BLZ 290 500 00


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